Exhibit 99.2

CPS TECHNOLOGIES CORPORATION

Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2021	2020	2021	2020
Revenues:
Product sales	$5,514,872	$4,452,387	$16,242,762	$16,721,973
Total revenues	5,514,872	4,452,387	16,242,762	16,721,973

Cost of product sales	4,375,676	3,514,813	12,807,844	13,050,860
Gross Margin	1,139,196	937,574	3,434,918	3,671,113

Selling, general, and administrative expense	1,227,258	684,836	3,234,344	2,466,196
Income from operations	(88,062)	252,738	200,573	1,204,915

Interest/Other income (expense)	16,032	(21,266)	(2,047)	(72,558)
Net income before income tax	(72,030)	231,472	198,526	1,132,357
Income tax provision (benefit)	(2,840,951)	456	(2,840,951)	456
Net income	$2,768,921	$231,016	$3,039,021	$1,131,901
Net income per basic common share	$0.19	$0.02	$0.22	$0.09

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	September 25,	December 26,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$3,837,737	$195,203
Accounts receivable-trade, net	5,032,187	2,914,800
Inventories, net	3,773,228	3,709,471
Prepaid expenses and other current assets	132,315	71,506

Total current assets	12,775,467	6,890,980

Net property and equipment	1,175,244	1,287,947

Right-of-use lease asset	613,000	25,000
Deferred taxes, net	2,958,407	117,000

Total Assets	$17,522,118	$8,320,927

LIABILITIES AND STOCKHOLDERS’EQUITY

Current liabilities:
Note payable, current portion	44,821	$58,134
Accounts payable	1,699,154	909,291
Accrued expenses	911,387	804,091
Deferred revenue	1,150,797	12,177
Lease liability, current portion	153,000	25,000

Total current liabilities	3,959,159	1,808,693

Note payable less current portion	124,566	154,570
Long term lease liability	460,000	--

Total liabilities	4,543,725	1,963,263

Total stockholders’ equity	12,978,393	6,357,664

Total liabilities and stockholders’ equity	$17,522,118	$8,320,927